UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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iPASS INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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On May 5, 2009, iPass Inc. held a conference call in which iPass announced its first quarter financial results.  In that conference call iPass stated that it has proposed Robert Majteles as an addition to the iPass Board of Directors.  The text of that statement is as follows:

“We have proposed Robert Majteles of Treehouse Capital as an addition to the Board of Directors.  Rob has been a successful investor, board member, and CEO of a number of public and private technology companies - some of which were in turnaround situations comparable to our own. In all cases, Rob has a great record of serving as an independent director, focused on helping executive teams to create value for their shareholders.  We are continuing our search for additional talented directors and I have been very pleased with the potential directors who have the relevant domain expertise and industry relationships who have stepped forward and offered to support us in our efforts to maximize shareholder value.
At this time I would also like to thank board member Olof Pripp for his contributions to the business over the last 3 years.  Olof is not standing for relection at the upcoming annual meeting.”

iPass, its directors and certain of its officers and employees are potential participants in a solicitation of proxies in connection with an annual meeting of stockholders. iPass will file a proxy statement in connection with its annual meeting of stockholders. Information regarding the special interests of these directors, officers and employees will be included in any proxy statement filed by iPass in connection with the annual meeting.  iPass stockholders are strongly advised to read the proxy statement and the accompanying proxy card when they become available, as they will contain important information, including information relating to the participants in such proxy solicitation. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by iPass with the SEC for free at the internet website maintained by the SEC at www.sec.gov.